Exhibit 1(b)

STONE HARBOR EMERGING MARKETS INCOME FUND

AMENDMENT TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Stone Harbor Emerging Markets Income Fund (the "Trust"), hereby amend the Trust's Amended and Restated Agreement and Declaration of Trust (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.	The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

''This Trust shall be known as ‘Virtus Stone Harbor Emerging Markets Income Fund’ and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

2.	The first sentence of Section 9 of Article IV of the Declaration of Trust is hereby amended to read in its entirety as follows:

"The principal address of the Trustees on the date hereof is c/o Virtus Funds, One Financial Plaza, Hartford, CT 06103.”

3.	The first sentence of Section 8 of Article IX of the Declaration of Trust is hereby amended to read in its entirety as follows:

"As of the date hereof, the principal address of the Trust is 101 Munson Street, Suite 104, Greenfield, Massachusetts 01301."

The foregoing amendment shall be effective as of the 8th day of April, 2022.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration of Trust as of the 8th day of April, 2022.

/s/ Donald C. Burke
George R. Aylward	Donald C. Burke

/s/ Sarah E. Cogan
Sarah E. Cogan	Deborah A. DeCotis

/s/ F. Ford Drummond	/s/ Sidney E. Harris
F. Ford Drummond	Sidney E. Harris

/s/ John R. Mallin	/s/ Connie D. McDaniel
John R. Mallin	Connie D. McDaniel

/s/ Philip R. McLoughlin	/s/ Geraldine M. McNamara
Philip R. McLoughlin	Geraldine M. McNamara

/s/ R. Keith Walton	/s/ Brian T. Zino
R. Keith Walton	Brian T. Zino